April 29, 2021

Dear Shareholder,

I am writing to notify you of a change that may affect your stock account with Federal Home Loan Bank of Boston (FHLBank Boston) beginning May 18, 2021.

FHLBank Boston’s Excess Stock Repurchase Program was established in 2017 to facilitate our ability to maintain a prudent level of capitalization and an efficient capital structure, while ensuring an equitable allocation of excess stock ownership among members. FHLBank Boston’s current practice is to conduct daily repurchases of excess capital stock. FHLBank Boston currently determines which shareholders hold excess stock (based on stock balances at close of business the previous business day) in an amount that exceeds a “cushion” equal to the lesser of (1) 10% of the member’s total stock investment requirement or (2) $10 million. If a shareholder’s stock balance exceeds the cushion by $100,000 or more, FHLBank Boston automatically repurchases such shareholder’s excess stock so that its remaining excess stock is equal to the cushion.

Beginning with daily excess stock repurchases on May 18, 2021, the calculation of automatic daily stock repurchases will change such that the “cushion” (based on stock balances at close of business the previous business day) is equal to the lesser of (1) 3% of the member’s total stock investment requirement or (2) $3 million. The minimum stock repurchase transaction will remain $100,000, and FHLBank Boston will continue to inform shareholders via email if their excess stock balances were affected by a daily repurchase.

FHLBank Boston may suspend or terminate daily repurchases of excess stock at any time without prior notice, subject to FHLBank Boston’s capital plan and legal and regulatory requirements. As always, we retain sole discretion whether or not to conduct excess stock repurchases on a case-by-case basis.

If you have any questions regarding this change, please contact your relationship manager.

Sincerely,

/s/ Frank Nitkiewicz
Frank Nitkiewicz
Executive Vice President and Chief Financial Officer